Filed Pursuant to Rule 424(b)(3)

Prospectus Supplement

Registration No. 333-275154

Figure Certificate Company

Supplement Dated August 6, 2026

to the Prospectus Dated April 24, 2026

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Figure Certificate Company (the “Company”), dated April 24, 2026 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to “we”, “us”, or “our” refer to Figure Certificate Company unless the context specifically requires otherwise.

The purpose of this Supplement is to update the Prospectus with respect to how prospective and current investors may purchase and surrender Figure Certificates.

1.	The following replaces the section titled “Purchasing Directly From FCC” on page 25 of the Prospectus in its entirety:

Purchasing Directly From FCC

Figure Certificates can be purchased directly from FCC: (A) through the Figure online portal in three ways: (1) by wire, (2) by ACH, or (3) by submitting an accepted stablecoin to Figure Payments Corporation, which will convert the accepted stablecoin to U.S. dollars and transmit the U.S. dollars to FCC; or (B) through a purchaser’s stored value account at Figure Payments Corporation.

Online Portal

The online portal is accessible at: https://www.ylds.com/. Follow the directions on the online portal to complete your purchase.

By Wire

Certain purchasers may purchase Figure Certificates by wiring U.S. dollars to FCC. FCC reserves the right to reject wires sent without prior notice. FCC’s receipt of funds will be treated as the time of investment. Purchasers using this method may send funds to FCC using the account and routing information provided by FCC after account opening.

By ACH

Certain purchasers may purchase Figure Certificates by using ACH to send U.S. dollars to FCC. FCC’s receipt of funds will be treated as the time of investment. Purchasers using this method may send funds to FCC through ACH by using the account and routing information provided by FCC after account opening.

By Submitting An Accepted Stablecoin to Figure Payments Corporation

Certain purchasers may use the online portal to send accepted stablecoins from an approved wallet to Figure Payment Corporation, which will convert the accepted stablecoins to U.S. dollars and transmit the U.S. dollars to FCC.

Through a Purchaser’s Account at Figure Payments Corporation

Purchasers may send funds (in U.S. dollars) to FCC from a purchaser’s stored value Figure Payments Corporations account by directing Figure Payments Corporation to send the purchased amount (in U.S. dollars) to FCC.

2.	The following replaces the section titled “Withdrawal (Surrender)” on page 26 of the Prospectus in its entirety:

Withdrawal (Surrender)

You may request a withdrawal by surrendering your Certificate at any time. Surrenders of Certificates will be processed within 24 hours, but surrenders may take longer depending on congestion on the relevant approved blockchain or other technological reasons.

Figure Certificates can be surrendered directly to FCC: (A) through the Figure online portal in three ways: (1) by wire (which may take up to 5 days), (2) by ACH (which may take up to 5 days), or (3) by submitting a withdrawal request to Figure Payments Corporation, which will request a withdrawal of U.S. dollars from FCC and convert the U.S. dollars to an accepted stablecoin and transmit the accepted stablecoin to your approved wallet (which may take up to 10 days); or (B) through your stored value account at Figure Payments Corporation.

Online Portal

The online portal is accessible at: https://www.ylds.com/. Follow the directions on the online portal to complete the surrender of your Certificate(s).

By Wire

Certain investors may request a return of surrender proceeds (in U.S. dollars) via wire through the online portal.

By ACH

Certain investors may request a return of surrender proceeds (in U.S. dollars) via ACH through the online portal.

By Submitting a Withdrawal Request to Figure Payments Corporation

Certain investors may use the online portal to send a withdrawal request to Figure Payments Corporation, which will request a withdrawal of U.S. dollars from FCC and convert the U.S. dollars to an accepted stablecoin and transmit the accepted stablecoin to your approved wallet.

Through Your Account at Figure Payments Corporation

You may request a return of surrender proceeds (in U.S. dollars) by directing Figure Payments Corporation to send the proceeds from your stored value account at Figure Payments Corporation to your external bank account.